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United States

Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2020

(Exact name of registrant as specified in its charter)

Delaware	000-10537	36-3143493
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

37 South River Street
Aurora, Illinois 60507
(Address of principal executive offices) (Zip code)

(630) 892-0202
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OSBC	The Nasdaq Stock Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 23, 2020, the Board of Directors of Old Second Bancorp, Inc. (the “Board”) adopted the Old Second Bancorp, Inc. Voluntary Deferred Compensation Plan (the “Deferred Compensation Plan”), which amends and restates the Amended and Restated Deferred Compensation Plan for Executives and the Amended and Restated Deferred Compensation Plan for Directors, each dated September 1, 2008, and combines them into a single plan.  The Deferred Compensation Plan, which is effective November 1, 2020, will be applicable to compensation earned and deferred, and Company contributions credited under the plan, after December 31, 2020.

The Deferred Compensation Plan provides deferred compensation benefits to certain eligible participants, including non-employee members of the Board of Directors of the Company or Old Second National Bank and a select group of key management or highly compensated employees.  The Deferred Compensation Plan will be administered by a committee appointed by the Board (the “Committee”), which will have discretionary authority to make, amend, interpret and enforce appropriate rules and regulations for the administration of the plan and to resolve any questions relating to the plan, including the determination of those eligible to participate.  The Deferred Compensation Plan is an “unfunded” plan of deferred compensation payable out of the general assets of the Company.  The Deferred Compensation Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.  Participants in the Deferred Compensation Plan will have the status of unsecured general creditors of the Company with respect to amounts credited to their accounts under the plan.

The Deferred Compensation Plan allows participants to irrevocably elect to defer a percentage of their compensation otherwise payable to them until the date specified under the distribution option elected by the participant in their deferral agreement (consisting of flexible distribution options or a retirement distribution option).  The initial maximum compensation deferral under the Deferred Compensation Plan is 75% of base salary and 100% of bonuses, commissions, director fees/retainers or other compensation. The Deferred Compensation Plan’s maximum deferral amounts may be changed by the Committee in its discretion.  The Committee may also, in its discretion, make supplemental contributions (“Company Contributions”) to a participant’s retirement distribution account in the form of (i) matching contributions on behalf of participants who elect to make the maximum permissible deferral amount under the applicable 401(k) Plan, including catch-up contributions, and (ii) profit sharing contributions. Directors are not eligible for Company Contributions.  Company Contributions vest according to the schedule specified by the Committee on or before the time such contributions are made.

The Committee will establish and maintain separate distribution accounts with respect to each participant in the Plan, including a retirement distribution account and/or up to five flexible distribution accounts.  The participant’s distribution accounts will be credited with returns in accordance with the investment options elected by the participant.  Investment options under the Plan will correspond to certain investment portfolios designated by the Committee.

A participant will be entitled to receive a distribution of benefits under the distribution option of the Deferred Compensation Plan selected by the participant in his or her compensation deferral agreement upon a specified date or the participant’s separation from service (including on account of retirement) in either a lump sum or in annual installments over a period not to exceed 15 years.  If the participant has a separation from service prior to retirement, other than on account of his or her death, the participant’s separation account and specified date account will be distributed in a lump sum in the calendar year next following the calendar year in which separation occurred.  In accordance with the terms of the Deferred Compensation Plan, distributions will also be made to a participant’s beneficiaries upon the participant’s death or to the participant if he or she suffers an unforeseen financial emergency, as determined by the Committee.

The description of the Deferred Compensation Plan is not complete and is qualified in its entirety by reference to the plan filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Exhibit
10.1	Old Second Bancorp, Inc. Voluntary Deferred Compensation Plan

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD SECOND BANCORP, INC.

Dated: September 28, 2020	By:	/s/ Bradley S. Adams
Bradley S. Adams
Executive Vice President and
Chief Financial Officer

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